UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 5, 2016

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5600 Blazer Parkway, Suite 200, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 5, 2016, Navidea Biopharmaceuticals, Inc. (the “Company”) entered into a non-binding letter of intent (“LOI”) with Cardinal Health, Inc. (“Cardinal”) pursuant to which Cardinal intends to acquire the Company’s Lymphoseek product (the “Product”) and certain intellectual property rights and other assets related to the Product (the “Acquired Assets”) and assume certain liabilities associated with the Acquired Assets (the “Proposed Transaction”). The purchase price for the Proposed Transaction shall consist of (i) $80 million in cash payable at closing (reduced to the extent the amount of transferred Product inventory is less than $6 million), plus (ii) annual earn-out and milestone payments based upon the volume of Product sales. For the first three years, the earn-out payments shall be no less than $6.7 million per year. In no event will the entire purchase price, including all earn-out payments, exceed $310,000,000.

As part of the Proposed Transaction, the parties have agreed that simultaneous with the closing, subject to certain conditions, Cardinal will license to the Company (“License Back”), on a perpetual royalty free exclusive basis, certain rights to the Acquired Assets necessary for the Company to (i) develop, manufacture, market, sell and distribute new pharmaceutical and other products so long as such products do not compete with the Product, and (ii) manufacture, market, sell and distribute the Product throughout the world other than in North America.

Also as part of the Proposed Transaction, the Company shall grant to Cardinal five (5) year warrants to purchase up to 10 million shares of the Company’s common stock, par value $.001 per share, at an exercise price of $1.50 per share and provide Cardinal with a right of first offer related to the assets covered by the License Back and new products developed by the Company in certain circumstances during the life of the Product’s patents.

The parties intend to negotiate and execute definitive agreements for the Proposed Transaction with customary provisions for a transaction of this size and scope, including representations and warranties regarding the Company, its business, and the Acquired Assets, indemnification of Cardinal by the Company, covenants and closing conditions.

Unless written notice is given to the Company that Cardinal is ceasing further discussions related to the Proposed Transaction, the Company has agreed not to initiate or enter into any discussions with any third party regarding a possible sale of any equity or material assets of the Company or its subsidiaries for a period of thirty days from the date of the LOI. If the Company does not consummate a transaction with Cardinal as contemplated by the LOI and at any time within 180 days of the date of the LOI consummates one or more transactions that, directly or indirectly, result in a sale, license or other transfer of the Product, or all or substantially all of the Company’s assets, then a certain Supply and Distribution Agreement between the Company and Cardinal shall automatically be extended for an additional three year period. The parties have agreed that the provisions described in this paragraph shall be binding.

The closing of the Proposed Transaction is subject to, among other things, the satisfactory completion of due diligence by Cardinal.

A copy of the press release announcing entering into the LOI is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release dated September 6, 2016.

Statements contained or incorporated by reference in this Current Report on Form 8-K which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company’s products, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, ability to repay debt, the outcome of the CRG litigation, uncertainty of market acceptance, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: September 6, 2016	By:	/s/ Jed A. Latkin
Jed A. Latkin, Interim Chief Operating Officer